CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
OF eCONNECT

I, Thomas S. Hughes, certify that:

1. The original articles were filed with the Office of the Secretary of State on March 8, 1999.

2. The amendment set forth herein does not, in compliance with Nevada Revised Statutes 78.207, require the approval of the shareholders.

3. Pursuant to a Board of Directors meeting at which in excess of two-thirds voted in favor of the following amendment, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

Article Four:

This Corporation is authorized to issue only one class of shares of stock, the total number of which is 200,000,000 shares, each with a par value of $0.001.

	/s/  /s/  Thomas S. Hughes
Thomas S. Hughes, President/Director

Verification

State of California
               			   SS
County of Los Angeles

On this 20th day of August, 1999, before me, the undersigned, a Notary Public in and for said State, personally appeared Thomas S. Hughes personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who subscribed his name to the Certificate of Amendment to Articles of Incorporation and acknowledged to me that he executed the same freely and voluntarily and for the use and purposes therein mentioned.



By:/s/_______________________________
Notary Public in and for said County and State